UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM 12b-25           SEC FILE NUMBER
                                                      0-14306
                    NOTIFICATION OF LATE FILING
                                                   CUSIP NUMBER
                                                   458441-30-0

(Check One): /X/  Form 10-K    / /  Form 20-F    / /  Form 11-K
             / /  Form 10-Q    / /  Form N-SAR

            For Period Ended: September 30, 1996
            / / Transition Report on Form 10-K
            / / Transition Report on Form 20-F
            / / Transition Report on Form 11-K
            / / Transition Report on Form 10-Q
            / / Transition Report on Form N-SAR
            For the Transition Period Ended: ____________________
_________________________________________________________________
     Read Instructions (on back page) Before Preparing Form.
                      Please Print or Type.
    Nothing in this form shall be construed to imply that the commission has verified any information contained herein.
_________________________________________________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

_________________________________________________________________

PART I - REGISTRANT INFORMATION

                      INTERCELL CORPORATION
_________________________________________________________________
Full Name of Registrant

                               N/A
_________________________________________________________________
Former Name if Applicable

               999 West Hastings Street, Suite 1750
_________________________________________________________________
Address of Principal Executive Office (Street and Number)

                 Vancouver, B.C., Canada V6 C 2W2
_________________________________________________________________
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or
/X/ Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-f, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     Due to acquisition activities of the Registrant in its last fiscal quarter, more time is needed to resolve a few remaining but important consolidation issues.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Alan M. Smith, Chief
     Financial Officer             604             684-1533
     _______________________   ___________   ____________________
             (Name)            (Area Code)    (Telephone Number)

(2)  Have all other periodic reports required
     under Section 13 or 15(d) of the Securities
     Exchange Act of 1934 or Section 30 of the
     Investment Company Act of 1940 during the
     preceding 12 months or for such shorter
     period that the Registrant was required
     to file such report(s) been filed?  If answer
     is no, identify report(s).                  /X/ YES   / / NO

     ____________________________________________________________

(3)  Is it anticipated that any significant
     change in results of operations from the
     corresponding period for the last fiscal
     year will be reflected by the earnings
     statements to be included in the subject
     report or portion thereof?                / / YES   /X/ NO


     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

_________________________________________________________________

                      INTERCELL CORPORATION
           ____________________________________________
           (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                  /s/ Gordon J. Sales
Date: December 26, 1996       By:________________________________
                                   Gordon J. Sales, President and
                                   Chief Executive Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                            ATTENTION
_________________________________________________________________

INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
_________________________________________________________________

                       GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities
     Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4.   Amendments to the notification must also be filed on form
     12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. ELECTRONIC FILERS. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (Section 232.201 or Section
     232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (Section 232.13(b) of this chapter).